                                                                    EXHIBIT 99.1



           AKORN, INC. ANNOUNCES THE ELECTION OF THREE NEW DIRECTORS


Buffalo Grove, IL, November 20, 2003--Akorn, Inc. ("Akorn") today announced the election of Arthur S. Przybyl, Jerry Treppel and Arjun C. Waney to its Board of Directors.

On November 6, 2003, the Board of Directors of Akorn held a meeting at Akorn's principal office to discuss, among other items, the composition of the Board of Directors. At the meeting, the Board of Directors increased the number of directors of Akorn from five (5) to six (6), accepted the resignations of Doyle Gaw and Dan Bruhl as directors of Akorn, and appointed Mssrs. Przybyl, Treppel and Waney to fill the vacancies on the Board of Directors until their earlier removal, resignation or the selection of their successors.

Mr. Przybyl is the current President, Chief Operating Officer and Chief Executive Officer of Akorn, having served as President and Chief Operating Officer since September 2002. Mr. Przybyl joined Akorn in August 2002 as Senior Vice President of Sales and Marketing. Prior to joining Akorn, Mr. Przybyl served as President and Chief Executive Officer for Hearing Innovations Inc., a developer of medical devices for the profoundly deaf and tinnitus markets. Previously, he served as President and Chief Operating Officer for Bioject Medical Technology, Inc., a small-cap company specializing in medical devices for the needle-free injection of liquid medications. Mr. Przybyl is a current member of the Board of Directors of Novadaq Technologies, Inc., a privately held Canadian medical device company, and Advanced Spinal Devices LLC, a privately held U.S. medical device company.

Mr. Treppel is the Managing Member of Wheaten Capital Management LLC, a capital management company focusing on investment in the health care sector. Over the past 15 years, Mr. Treppel was an equity research analyst focusing on the specialty pharmaceuticals and generic drug sectors at several investment banking firms including Banc of America Securities, Warburg Dillon Read LLC (now UBS), and Kidder, Peabody & Co. He previously served as a healthcare services analyst at various firms, including Merrill Lynch & Co. He also held administrative positions in the healthcare services industry early in his career. Mr. Treppel is a current member of the Board of Directors of Able Laboratories Inc., a generic drug company and of Cangene, a Canadian biotechnology company. Mr. Treppel holds a BA in Biology from Rutgers College in New Brunswick, N.J., an MHA in Health Administration from Washington University in St. Louis, Mo., and an MBA in Finance from New York University. Mr. Treppel has been a Chartered Financial Analyst (CFA) since 1988.

Mr. Waney is Managing Director and principal shareholder of Argent Fund Management Ltd., a UK-based fund management firm that manages First Winchester Investments, an offshore fund specializing in U.S. equities. Mr. Waney has over thirty years experience in the U.S. capital markets in connection with various investment funds. In 1965, he founded Import Cargo Inc. and Cost Less Imports Inc., multi-store retail operations in the U.S. and Europe, respectively, that were sold in succession to Pier 1 Imports Inc. In 1973, Mr. Waney founded Beeba's Creations Inc., now known as Nitches Inc., a U.S. apparel importer and wholesaler that went public in 1982. Mr. Waney is a shareholder of Akorn, and may be deemed to beneficially own more than 10% of the outstanding shares of Akorn's common stock.

In other changes, Akorn also appointed three new committees of the Board of Directors. Jerry Ellis, Jerry Treppel and Ron Johnson have been appointed to the Audit Committee, with Mr. Ellis named as Chairman; Mssrs. Waney, Treppel and Ellis have been appointed to the Compensation Committee, with Mr. Waney named as Chairman; and Mssrs. Ellis, Treppel, Johnson and Waney have been appointed to the Nominating and Corporate Governance Committee, with Mr. Ellis named as Chairman.

ABOUT AKORN, INC.

Akorn, Inc. manufactures and markets sterile specialty pharmaceuticals, and markets and distributes an extensive line of pharmaceuticals and ophthalmic surgical supplies and related products. Additional information is available on the Company's website at www.akorn.com.

Any statements made by Akorn, Inc. ("we," "us," "our," "Akorn" or the "Company") in this press release that are forward looking are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The Company cautions readers that important factors may affect the Company's actual results and could cause such results to differ materially from forward-looking statements made by or on behalf of the Company. Such factors include, but are not limited to, risks and uncertainties relating to (i) the ability to generate cash from operations sufficient to meet the Company's working capital requirements, (ii) the Company's ability to avoid defaults under the covenants contained in its new bank credit agreement with LaSalle Bank National Association, (iii) the necessity of complying with various regulatory procedures in the manufacture of drug products, (iv) the Company's ability to acquire, develop, finance, test, produce and market new products, including the availability of raw materials to produce products, (v) the Company's ability to resolve FDA compliance issues at the Company's Decatur, Illinois manufacturing facility and the outcome of other legal proceedings involving the Company, (vi) patent protection for the Company's intellectual property or trade secrets,
(vii) the effects of competition for generic pharmaceuticals and from other pharmaceutical companies, and (viii) other risks detailed from time to time in filings the Company makes with the Securities and Exchange Commission including, but not limited to, those risks referenced under the caption "Factors That May Affect Future Results" in Item 7 of the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2002.